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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 4, 1997



                       HEALTHCARE IMAGING SERVICES, INC.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                     000-19636                 22-3119929
        ------------                 -------------             --------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)


  200 Schulz Drive, Middletown, New Jersey                07701
  ----------------------------------------                -----
  (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (908) 224-9292



                                 NOT APPLICABLE
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)


                               Page 1 of 5 Pages

                         Index to Exhibits is on Page 5

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to an asset purchase agreement (the "Purchase Agreement"), dated as of November 4, 1997, among HealthCare Imaging Services, Inc. (the "Company"), M.R. Radiology Imaging of Lower Manhattan, P.C., a New York professional corporation ("MRI"), and George Braff, M.D., the Company acquired substantially all of the assets of MRI, which operates a fixed site MRI facility (the "Facility"), with ultrasound, located at 45 Beekman Street in New York City. The consideration given by the Company for the assets of MRI was (i) the assumption of certain obligations and liabilities of MRI, including payments to be made under a capital lease of up to $306,386.05, (ii) cash in the amount of $900,000, (iii) the issuance of one million shares of common stock, $.01 par value per share, of the Company (the "Common Stock") to MRI, and (iv) the issuance to MRI of a $300,000 promissory note due December 31, 1997 (the "Short Term Note"). The purchase price is subject to adjustment based on (a) the amount collected by the Company following the Closing Date against accounts receivable acquired by the Company from MRI as part of MRI's assets and (b) MRI's pre-tax profits for the first three quarters of the 1997 fiscal year. The purchase price was determined through arms length negotiations between the Company and MRI's sole shareholder, George Braff, M.D. The Company utilized cash on hand as well as borrowings under its existing revolving credit facility to pay the cash portion of the purchase price.

         In connection with the acquisition, the Company also entered into a consulting services agreement (the "Consulting Agreement") with MRI pursuant to which, among other things, George Braff, M.D. will continue to provide all medical services at the facility. Dr. Braff is also the Medical Director of the Company and the supervising radiologist at two of the Company's other MRI facilities. In connection with the services to be provided by MRI and Dr. Braff pursuant to the Consulting Agreement, the Purchase Agreement includes, among other things, a covenant of MRI and Dr. Braff not to compete which would remain in effect for a period of at least 18 months after the termination of the Consulting Services Agreement.

         During the fiscal year ended December 31, 1996, Dr. George Braff, a director of the Company from December 1995 until April 1997 and the Company's Medical Director since October 1997, was the majority shareholder and officer of three of the Company's medical lessees: Edgewater Diagnostic Imaging, P.A. ("EDI"), Monmouth Diagnostic Imaging, P.A. ("MDI") and Kings Medical Diagnostic Imaging, P.C. ("KMDI"). For the fiscal year ended December 31, 1996, EDI, MDI and KMDI respectively paid the Company approximately $300,000, $2.9 million and $1.2 million in fees for services previously rendered. In addition, revenues generated to the Company by EDI, MDI and KMDI accounted for 7%, 30% and 18%, respectively, of the Company's total revenues in the fiscal year ended December 31, 1996. For fiscal 1996, EDI, MDI and KMDI paid Dr. Braff approximately $24,000, $339,000 and $300,000 in fees for professional services rendered by him on their behalf. It is anticipated that such entities will continue to be medical lessees of the Company in fiscal 1997. Dr. Braff sold his interest in EDI in October 1997.

         On November 6, 1997, the Company issued a press release (the "Press Release") regarding the consummation of the above-referenced acquisition. A copy of the Press Release is attached hereto as an exhibit and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         a) Financial statements of businesses acquired

         Audited Financial Statements of MRI for the year ended December 31,
         1996.

         At this time, it is impractical to file the required financial statements referenced above. Such financial statements will be filed as soon as practical, but no later than 60 days after the date on which this Report on Form 8-K must

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         be filed.

         b) Pro Forma financial information

         At this time, it is impractical to file the required pro forma financial information. Such pro forma financial information will be filed as soon as practical, but no later than 60 days after the date on which this Report on Form 8-K must be filed.

         c) Exhibits

            (2.1) Asset Purchase Agreement dated as of November 4, 1997, between HealthCare Imaging Services, Inc. and M.R. Radiology Imaging of Lower Manhattan, P.C.

            (2.2) $300,000 Promissory Note dated November 4, 1997 from HealthCare Imaging Services, Inc.

            (99.1) Press Release of HealthCare Imaging Services, Inc. dated
                   November 6, 1997.

                                      -3-

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            HEALTHCARE IMAGING SERVICES, INC.
                                            (Registrant)


Dated:  November 19, 1997                   By: /s/ Elliott H. Vernon
                                               -----------------------
                                               Elliott H. Vernon
                                               Chairman of the Board, President
                                               and Chief Executive Officer

                                      -4-
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                               INDEX TO EXHIBITS


Exhibit No.                                                          Page No.
-----------                                                          --------


(2.1)         Asset Purchase Agreement dated as of November 4,
              1997, between HealthCare Imaging Services, Inc.
              and M.R. Radiology Imaging of Lower Manhattan,
              P.C.

(2.2) $300,000 Promissory Note dated November 4, 1997 from HealthCare Imaging Services, Inc.

(99.1)        Press Release of HealthCare Imaging Services, Inc.
              dated November 6, 1997.